Contacts:

Linda Skolnick	James Nichols
Manager, Corporate Communications	Senior Vice President, Marketing
310-772-6533	SunAmerica Asset Management Corp.
201-324-6860

SUNAMERICA FOCUSED ALPHA LARGE-CAP FUND, INC.

ANNOUNCES PRELIMINARY RESULTS OF IN-KIND TENDER OFFER

JERSEY CITY, NJ, November 19, 2010 – SunAmerica Focused Alpha Large-Cap Fund, Inc. (NYSE: FGI) (the “Fund”) announced today that based upon current information, approximately 7,244,050 shares, or 75% of the Fund’s outstanding shares of common stock, were tendered and not withdrawn in response to the Fund’s in-kind tender offer (the “Offer”), which expired on November 18, 2010 at 5:00 p.m., Eastern time (the “Expiration Date”). These figures are subject to adjustment and should not be regarded as final.

Under the terms of the Offer, the Fund offered to acquire up to 25% of its outstanding shares at a price equal to 98.5% of the Fund’s NAV per share as of the close of regular trading on the New York Stock Exchange on the business day immediately following the day the offer expires (“Pricing Date”), in exchange for a pro rata distribution of the Fund’s portfolio securities (subject to certain exceptions, including that the Fund will pay cash in lieu of delivering any “odd lot” of portfolio securities (i.e., fewer than 100 shares)). Because the number of shares tendered exceeded 25% of the Fund’s outstanding shares, the Fund will purchase tendered shares on a pro rata basis. The pro rata portion of the Fund’s portfolio securities and any applicable cash will be transferred to participating stockholders as soon as practicable following the Expiration Date.

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The Fund is a non-diversified, closed-end management investment company. The Fund’s investment objective is to provide growth of capital. The Fund seeks to pursue this objective by employing a concentrated stock picking strategy in which the Fund, through subadvisers selected by SunAmerica Asset Management Corp., actively invests primarily in a small number of equity securities (i.e., common stocks) and to a lesser extent equity-related securities (i.e., preferred stocks, convertible securities, warrants and rights) primarily in the U.S. markets. Marsico Capital Management, LLC is the large-cap growth stock subadviser and BlackRock Investment Management, LLC is the large-cap value stock subadviser.

For more information about the SunAmerica Focused Alpha Large-Cap Fund, please visit www.sunamericafunds.com

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SunAmerica Asset Management Corp.

Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311

News Release 10-50 November 19, 2010 – Page 2

SunAmerica Asset Management Corp.

As of October 31, 2010, SunAmerica Asset Management Corp. managed and/or administered approximately $41.9 billion of assets.

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Marsico Capital Management, LLC and BlackRock Investment Management, LLC are not affiliated with SunAmerica Asset Management Corp.

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Investors should carefully consider the SunAmerica Focused Alpha Large-Cap Fund’s investment objective, strategies, risks, charges and expenses before investing.

THE SUNAMERICA FOCUSED ALPHA LARGE-CAP FUND SHOULD BE CONSIDERED AS ONLY ONE ELEMENT OF A COMPLETE INVESTMENT PROGRAM. THE FUND’S EQUITY EXPOSURE AND DERIVATIVE INVESTMENTS INVOLVE SPECIAL RISKS. AN INVESTMENT IN THIS FUND SHOULD BE CONSIDERED SPECULATIVE.

There is no assurance that the SunAmerica Focused Alpha Large-Cap Fund will achieve its investment objective. The Fund is actively managed and its portfolio composition will vary. Investing in the Fund is subject to several risks, including: Non-Diversified Status Risk, Growth and Value Stock Risk, Key Adviser Personnel Risk, Investment and Market Risk, Issuer Risk, Foreign Securities Risk, Emerging Markets Risk, Income Risk, Hedging Strategy Risk, Derivatives Risk, Preferred Securities Risk, Debt Securities Risk, Small and Medium Capitalization Company Risk, Leverage Risk, Liquidity Risk, Market Price of Shares Risk, Management Risk, Anti-Takeover Provisions Risk, Portfolio Turnover Risk and Non-Investment Grade Securities Risk. The price of shares of the Fund traded on the New York Stock Exchange will fluctuate with market conditions and may be worth more or less than their original offering price. Shares of closed-end funds often trade at a discount to their net asset value, but may also trade at a premium.

SunAmerica Asset Management Corp.

Harborside Financial Center, 3200 Plaza 5, Jersey City, NJ 07311